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EXHIBIT 11

                      COMPUTATION OF NET INCOME PER SHARE
                   (In thousands, except per share amounts)

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                                           Thirteen Weeks Ended        Twenty-Six Weeks Ended
                                         August 28,    August 29,    August 28,      August 29,
                                            1999          1998          1999            1998
                                         ----------    -----------   ----------      ----------
Basic
- -----
Average shares outstanding                   24,917        26,169         24,901         26,121
                                            =======       =======       ========       ========
Net income                                  $ 7,756       $ 7,896       $ 11,462       $ 13,625
                                            =======       =======       ========       ========
Per share amount                            $   .31       $   .30       $    .46       $    .52
                                            =======       =======       ========       ========
Diluted
- -------

Average shares outstanding                   24,917        26,169         24,901         26,121
Net effect of dilutive stock options            232           372            272            402
                                            -------       -------        -------        -------
Total                                        25,149        26,541         25,173         26,523
                                            =======       =======       ========       ========

Net Income                                  $ 7,756       $ 7,896       $ 11,462       $ 13,625
                                            =======       =======       ========       ========

Per share amount                            $   .31       $   .30       $    .46       $    .51
                                            =======       =======       ========       ========

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